POWER OF ATTORNEY

           I, Jane C. MacElree of Newtown Square, PA, appoint each of Frederic J. Marx of Boston, Massachusetts and Dennis R. Delaney of Harvard, Massachusetts as my true and lawful Attorney with authority to prepare, execute on my behalf and file with the appropriate persons, including the Securities and Exchange Commission, any and all reports required to be filed by me under Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended, including without limitation Form ID, Schedule 13D, Form 3, Form 4 and Form 5, upon such terms and in such manner as my Attorney may determine.

           I authorize my Attorney to appoint one or more additional Attorneys and to substitute one or more Attorneys for any of them for any or all of the aforesaid purposes and to revoke any such appointment or substitution.

           The terms "Attorney" and "Attorneys" shall mean any one or more of the persons from time to time acting pursuant to this power of attorney. If there is more than one Attorney hereunder, any authority granted to my Attorneys may be exercised by any one of them acting individually.

           This power of attorney and the authority granted to my Attorneys herein shall not be affected by my subsequent disability or incapacity. Authority hereunder shall continue until revoked and until notice of such revocation is received by my Attorneys.

           Any third person may rely on a photocopy of a signed original of this power of attorney if such photocopy is certified by my Attorneys as a true copy of the original.

           IN WITNESS WHEREOF I have hereunto set my hand and seal this 9th day of July, 2003.

/s/ MACELREE JANE C

Signature

MACELREE JANE C

Print Name

7/9/2003

Date